Exhibit 99.1

Physicians Realty Trust Announces $121.9 Million in New Acquisitions Completed Since January 1, 2015

Company Release - 02/05/2015 16:43

MILWAUKEE—(BUSINESS WIRE)— Physicians Realty Trust (NYSE:DOC) (the “Company”), a self-managed healthcare properties REIT, announced today the closing of $121.9 million of investments in medical office facilities since January 1, 2015. The closings included 7 of the 8 facilities in the $116.3 million Minnesota portfolio, the final property in the $34.5 million Columbus Regional Health System portfolio, and a $10 million orthopedic physician group complex near Indianapolis, Indiana.

The Company closed on 7 of the 8 buildings in the $116.3 million Minnesota portfolio that was previously announced under a Letter of Intent with The Davis Group. The aggregate purchase price for the seven facilities acquired was $105.4 consisting of $89.9 million in cash, the assumption of $5.8 million in debt secured by one of the facilities, and $9.7 million in preferred operating partnership units in the Company’s operating partnership. The final building in the portfolio is under an executed purchase and sale agreement for $10.9 million and is expected to close by the end of the February. The first year unlevered cash yield on the entire 8 building portfolio, once closed, is anticipated to be approximately 6.4%.

The Company also has closed on the final building of the previously announced $34.5 million portfolio of 13 on-campus medical office facilities located in Columbus, Georgia. This last building is a 37,995 square foot facility that is 100% leased to the Columbus Clinic, a large multi-specialty physician group, and is attached to Columbus Regional Health’s midtown hospital. The purchase price for the building is $6.5 million, and the first year unlevered cash yield on the entire $34.5 million portfolio is anticipated to be 8.1%.

Finally, the Company has completed the $10 million acquisition of a 38,000 rentable square foot orthopedic complex leased to Methodist Sports Medicine, a leading orthopedic physician group located in Indianapolis, Indiana. Methodist Sports has been the Official Team Physicians of the Indianapolis Colts since 1984. Methodist Sports purchased the complex located in Greenwood, a fast growing suburb of Indianapolis and repurposed the facilities for its clinical use, including clinical office space, imaging, and physical therapy and rehabilitation. Upon completion, Methodist contributed the complex to the Company’s operating partnership, in exchange for 420,963 common operating partnership units in the Company’s operating partnership valued at approximately $7.3 million and approximately $2.7 million used to repay debt on the facilities. As part of the transaction, Methodist Sports signed a new ten year lease with a first year unlevered cash yield of approximately 7.6%.

John Thomas, the Company’s President and Chief Executive Officer, stated, “When we announced the pending acquisition with Mark Davis and The Davis Group, we had great confidence that we had identified a partner with whom we could execute, quickly and efficiently, this investment as well as future potential investments with him and his healthcare clients. These healthcare clients include Allina Health System, Essentia Health West, Fairview Health System, and North Memorial Health Care, as well as some of the leading physicians and physician groups in the upper Midwest. We look forward to working with The Davis Group and these healthcare providers, as they serve their patients and communities. We are also very enthusiastic about our new partners, Methodist Sports Medicine in Indianapolis, as we recognized their high quality clinical care and great vision for developing convenient access locations for their patients across the Indianapolis market. We look forward to working with them for many years to come.”

The pending acquisition for the 8th building of the Minnesota portfolio described in this press release is subject to customary closing conditions and there can be no assurance the Company will complete this transaction or acquire this building.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and has elected to be taxed as a REIT for U.S. federal income tax purposes. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership, directly or through limited partnerships, limited liability companies or other subsidiaries.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will”, “would”, “intend”, “should”, “believe”, “expect”, “anticipate”, “project”, “estimate” or other similar words or expressions that do not relate solely to historical matters. In particular, these forward-looking statements include, but are not limited to, the first year unlevered yields on properties, the Company’s opportunities to acquire properties and the Company’s ability to close acquisitions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed during 2014 and 2015, copies of which are available on the SEC’s website, www.sec.gov. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Physicians Realty Trust
John T. Thomas, 214-549-6611
President and CEO
or
Jeff N. Theiler, 414-978-6521
EVP and CFO

Source: Physicians Realty Trust